ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made as of June 1, 2009 by and between TRESTLE HOLDINGS, INC., a Delaware corporation (the "Company"); MOQIZONE HOLDINGS LIMITED, a Cayman Island corporation ("MoqiZone Cayman"); all the persons listed on Schedule A hereto (the “Management Team”); all of the investors who signed the Purchase Agreement, as defined below (the “Investor Group”) and the Investor Representative who has executed this Agreement on the Investor Signature Page hereof (the “Investor Representative,” and together with the Investor Group, the “Investors” and together with Trestle, MoqiZone Cayman and the Management Team, the “Parties”); and Leser, Hunter, Taubman & Taubman, with offices at 17 State Street, Suite 1610, New York, NY 10004 (the  “Escrow Agent”).

RECITALS:

(1)
Pursuant to that certain Securities Purchase Agreement, dated as of June 1, 2009, by and among the Company, the Investors set forth on the signature pages thereto, MoqiZone Cayman, Cheun Chor Kiu Lawrence (“Cheung”) and MKM Capital Opportunity fund Ltd. (“MKM”) (the “Purchase Agreement”), a copy of which is attached hereto as Exhibit B and incorporated herein by reference, the Investors purchased an aggregate of $4,345,000 of  8% Notes, convertible into 4,345 shares of the Company’s Series A Convertible Preferred Stock (“Preferred Stock”), which is convertible, based on the $4,345,000 aggregate stated value of the Preferred Stock, at a conversion price of $1.80 per share, into an aggregate of approximately 2,413,890  shares of the Company’s Common Stock subject to adjustment pursuant to the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock. Capitalized terms used in this Agreement without definition, have the meaning assigned to those terms in the Purchase Agreement;

(2)
Pursuant to that certain Share Exchange Agreement, dated as of March 15, 2009, by and among the Company, MoqiZone Cayman, the MoqiZone Cayman Shareholders, Cheung and MKM (the “Share Exchange”), a copy of which is attached hereto as Exhibit C and incorporated herein by reference, the MoqiZone Cayman Shareholders shall own shares of Trestle Series B Preferred Stock that, upon consummation of the Trestle Reverse Split shall automatically convert into 10,743,000 shares of Trestle Common Stock, or such other number of shares of Trestle Common Stock as shall represent approximately Ninety-Five Percent (95%) of the Trestle Fully-Diluted Common Stock;

(3)
To induce the Investors to enter into the Purchase Agreement, the Management Team has agreed to deposit an aggregate of (a) 900 shares of the Series B Preferred Stock and (b) upon the automatic conversion of such Series B Preferred Stock, the 900,000 shares of Trestle Common Stock into which such share of Series B Preferred Stock shall convert (the “Escrowed Shares”), as set forth in Exhibit A, in an escrow account immediately prior to the Closing, to be held by the Escrow Agent for disbursement in accordance with the terms herein;

(4)
This Agreement constitutes the share escrow agreement alluded to in the Purchase Agreement and the Share Exchange Agreement pursuant to which the Escrow Agent shall receive and disburse the Escrowed Shares.

(5)	Unless otherwise defined in this Agreement, all capitalized terms shall have the same meaning as is defined in the Share Exchange Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
TERMS OF THE ESCROW

  1.1            Appointment of Escrow Holder.  The parties hereby agree to have Leser Hunter Taubman & Taubman act as Escrow Agent whereby the Escrow Agent shall receive the Escrow Shares in escrow and distribute the same as set forth in this Agreement.

1.2	Escrow Deposit

(a)	In accordance with the terms of the Purchase Agreement, at the Initial closing, the Management Team shall deliver the Escrowed Shares to the Escrow Agent;
(b)	The Escrow Agent shall hold the Escrowed Shares in the Escrow Account at all times until such Escrowed Shares are disbursed in accordance herewith.

1.3	Performance Threshold

If the Company does not achieve the specified performance threshold, the Escrowed Shares shall be disbursed to the Investors as set forth herein:

(a)
If MobiZone Hong Kong shall have received from the Investors the sum of at least six million dollars ($6,000,000), the performance threshold is MoqiZone Corporations achievement of at least $19,171,000 in reported revenues (the “Six Million Target Revenue”) over the twelve consecutive months commencing July 1, 2009 and ending June 30, 2010 (the “Measuring Period”).

(b)
If MobiZone Hong Kong shall have received from the Investors the sum of less than six million dollars ($6,000,000), the performance threshold is MoqiZone Corporations achievement of at least $10,450,000 in reported revenues (the “Lower Target Revenue”) over the twelve consecutive months commencing July 1, 2009 and ending June 30, 2010 (the “Measuring Period”).

(c)
The Six Million Target Revenue or the Lower Target Revenue shall be determined as of the date the Company’s financial statements for the final quarter of the Measuring Period are required to be filed with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended (the “Audit Date”).

1.4	Escrow Release

The Company and the Investor Representative shall remit written instructions to the Escrow Agent two (2) business days after the Audit Date, in the form of Exhibit D attached hereto and made a part hereof, or in a form and substance satisfactory to the Escrow Agent, directing the Escrow Agent to release the Escrowed Shares within ten (10) business days of the Audit Date, as specified therein and in accordance with the following guidelines (the “Release Notice”):

(a)	If the Six Million Target Revenue is met, all of the Escrowed Shares shall be released back to the Management Team.

(b)
In the event that less than the Six Million Target Revenue is realized during the twelve month Measuring Period, a pro-rata portion of the Escrowed Shares shall be distributed by the Escrow Agent to the holders of the Notes or Series A Preferred Stock sold in the Offering, at the rate of and based upon 0.2347 Escrowed Shares for each USD $1.00 that the actual revenues achieved by the end of the Measuring Period shall be less than the Six Million Target Revenue, or 45,000 Performance Shares for each 1% of $19,171,000 ($191,710) by which the actual revenues shall be less than the Six Million Target Revenue.

(c)	If the Lower Target Revenue is met, all of the Escrowed Shares shall be released back to the Management Team.

(d)
In the event that less than the Lower Target Revenue is realized during the twelve month Measuring Period, a pro-rata portion of the Escrowed Shares shall be distributed by the Escrow Agent to the holders of the Notes or Series A Preferred Stock sold in the Offering, at the rate of and based upon 0.4306 Escrowed Shares for each USD $1.00 that the actual revenues achieved by the end of the Measuring Period shall be less than the Lower Target Revenue, or 45,000 Performance Shares for each 1% of $10,450,000 ($104,500) by which the actual revenues shall be less than the Lower Target Revenue.

(e)
Escrowed Shares will be distributed to holders of the Notes or Series A Preferred Stock on a pro-rata basis by which the principal amount of Notes originally purchased by each holder in the Offering bears to the total principal amount of Notes sold in the Offering to all Unit holders.

(f)
Any Escrowed Shares not distributed to holders of Notes or Series A Preferred Stock holders will be returned by the Escrow Agent to the Management Team at the same time as any such Escrowed Shares are distributed to holders of Notes or Series A Preferred Stock or as soon as practicable thereafter.

(g)
In the event that the Closing does not occur and written notice of same, signed by all of the parties hereto, is delivered to the Escrow Agent or upon the written instructions of all of the parties hereto, the Escrowed Agent shall return the Escrowed Shares to the Management Team.

(h)	Upon the Escrow Agent’s completion of its obligations under Section 1.4, this Agreement shall terminate and the Escrow Agent shall have no further liability hereunder.

1.5           This Agreement may be altered or amended only with the written consent of all of the parties hereto.  Should any of the Parties attempt to change this Agreement in a manner, which, in the Escrow Agent’s discretion, shall be undesirable, the Escrow Agent may resign as Escrow Agent by notifying the Parties in writing five days in advance.  In the case of the Escrow Agent’s resignation or removal pursuant to the foregoing, his only duty, until receipt of notice from the Parties that a successor escrow agent has been appointed, shall be to hold and preserve the Escrow Shares that are in his possession.  Upon receipt by the Escrow Agent of said notice from the Parties of the appointment of a successor escrow agent, the name of a successor escrow account and a direction to transfer the Escrowed Shares, the Escrow Agent shall promptly thereafter transfer all of the Escrowed Shares that it is still holding in escrow, to said successor escrow agent.  Immediately after said transfer of the Escrowed Shares, the Escrow Agent shall furnish the Parties with proof of such transfer.  The Escrow Agent is authorized to disregard any notices, requests, instructions or demands received by it from the Parties after the Escrow Agent promptly transfers all of the Escrowed Shares that it is still holding in escrow, to the above said successor escrow agent.

1.5   The Escrow Agent shall be reimbursed by the Parties for any reasonable expenses incurred in the event there is a conflict between the parties and the Escrow Agent shall deem it necessary to retain counsel, upon whose advice the Escrow Agent may rely. The Escrow Agent shall not be liable for any action taken or omitted by him in good faith and in no event shall the Escrow Agent be liable or responsible except for the Escrow Agent’s own gross negligence or willful misconduct.  The Escrow Agent has made no representations or warranties to the Parties in connection with this transaction. The Escrow Agent has no liability hereunder to either party other than to hold the Escrowed Shares and to deliver them under the terms hereof.  Each party hereto agrees to indemnify and hold harmless the Escrow Agent from and with respect to any suits, claims, actions or liabilities arising in any way out of this transaction including the obligation to defend any legal action brought which in any way arises out of or is related to this Agreement or the investment being made by Purchaser. The Parties, with the exception of the Company, acknowledge and represent that they are not being represented in a legal capacity by Leser Hunter Taubman & Taubman and have had the opportunity to consult with their own legal advisors prior to the signing of this Agreement. The Parties, with the exception of the Company, acknowledge that the Escrow Agent is not rendering securities advice to them with respect to this transaction or otherwise.  The Parties consent to the Escrow Agent acting in such capacity as legal counsel for the Company and waive any claim that such representation represents a conflict of interest on the part of the Escrow Agent.  The Parties understand that the Escrow Agent and the Company are relying explicitly on the foregoing provisions contained in this Section 1.5 in entering into this Agreement.

1.6           The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent's attorneys-at-law shall be conclusive evidence of such good faith.

1.7           The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

1.8           The Escrow Agent shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

1.9           If the Escrow Agent reasonably requires other or further documents in connection with this Agreement, the necessary parties hereto shall join in furnishing such documents.

1.10         It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents, the Escrowed Shares held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent's sole discretion (a) to retain in the Escrow Agent's possession without liability to anyone all or any part of said documents, the Escrowed Shares until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (b) to deliver the Escrowed Shares and any other property and documents held by the Escrow Agent hereunder to a state or federal court having competent subject matter jurisdiction and located in the State of New York in accordance with the applicable procedure therefor.

ARTICLE 2
MISCELLANEOUS

2.1           No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained.  No extension of time for performance of any obligation or act shall be deemed any extension of the time for performance of any other obligation or act.

2.2           This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

2.3           This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

2.4           Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

2.5           The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance of the laws of the State of New York. The parties agree that any dispute arising under or with respect to or in connection with this Agreement, whether during the term of this Agreement or at any subsequent time, shall be resolved fully and exclusively in the federal or state courts resident in New York County, New York.

2.6           Any notice required or permitted hereunder shall be given in a manner provided in the Notice Section contained in the Purchase Agreement to the address or contact information for the Parties set forth therein or, in the case of notice to the Escrow Agent, shall be sent by commercial overnight courier such as UPS or Fedex to the Escrow Agent at the address first written above.

2.7           By signing this Agreement, the Escrow Agent becomes a party hereto only for the purpose of this Agreement; the Escrow Agent does not become a party to the Purchase Agreement or any related agreements.

2.8           Each party acknowledges and agrees that this Agreement shall not be deemed prepared or drafted by any one party.  In the event of any dispute between the Parties concerning this Agreement, the Parties agree that any rule of construction, to the effect that any ambiguity in the language of the Agreement is to be resolved against the drafting party, shall not apply.

2.9. If the Management Team transfers any of the Escrowed Shares, the transferee shall be required to execute and deliver a counterpart of this Agreement to the Company, the Escrow Agent and the Investor Representative. Thereafter, such transferee shall be deemed to be included in the Management Team.  Notwithstanding the transfer of ownership of the Escrowed Shares, all Escrowed Shares shall remain subject to this Agreement.

(Signature Page to Follow)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Executed:

TRESTLE HOLDINGS, INC.

By:
Name:	Eric Stoppenhagan
Title:	Interim President

THE MANAGEMENT TEAM

LAWRENCE CHEUNG

BENJAMIN CHAN

MOQIZONE HOLDINGS LIMITED
(a Cayman Islands corporation)

By:
Lawrence Cheung,
President and CEO

Escrow Agent

Leser, Hunter, Taubman & Taubman

Name: Louis Taubman
Title: Partner

INVESTOR SIGNATURE PAGE:

[PRINT NAME OR NAME OF ENTITY]

X

By:

Name:

Title:

Exhibit A

Shareholder Name	Shares

TOTAL	900 Shares of Series B Preferred Stock or 900,000 shares of Common Stock

Exhibit B

Form of Securities Purchase Agreement

Exhibit C
Form of Share Exchange Agreement

Exhibit D

FORM OF ESCROW RELEASE NOTICE

Date:

Leser, Hunter, Taubman & Taubman
17  State Street, Floor 20
New York, New York 10004

Dear Escrow Agent:

In accordance with the terms of Article 1 of the Escrow Agreement dated as of May [  ], 2009, (the “Escrow Agreement"), by and among TRESTLE HOLDINGS, INC., a Delaware corporation (the "Company"); MOQIZONE HOLDINGS LIMITED, a Cayman Island corporation ("MoqiZone Cayman"); all the persons listed on Schedule A hereto (the “Management Team”); all of the investors who signed the Purchase Agreement, as defined below (the “Investor Group”) and the Investor Representative who has executed this Agreement on the Investor Signature Page hereof (the “Investor Representative,” and together with the Investor Group, the “Investors” and together with Trestle, MoqiZone Cayman and the Management Team, the “Parties”); and your offices as Escrow Agent, you are hereby notified of the following:

1.	The Audit Date was ___________ __, 200__; and

2.	The Six Million Target Revenue or the Lower Target Revenue was/was not met.

Accordingly, please distribute the Escrowed Shares as follows:

Recipient Name and Address	Amount of Escrowed Shares to be distributed

Very truly yours,

Trestle Holdings, Inc.
By:
Name:
Title:

(Investors Representative)

By: